Exhibit B

                  SHAREHOLDERS VOTING AGREEMENT


          THIS SHAREHOLDERS VOTING AGREEMENT ("Agreement") is made and entered into this 9th day of November, 1994 by and among FLOYD W. KEPHART ("Kephart") and the following persons ("Founders"): Richard s. Incandela and Sharon Sue Incandela, Co-trustees of the RICHARD S. INCANDELA TRUST, dated 9/15/91 ("Trust"), BENNETT S. SMITH ("Smith"), BRIAN W. BRADY ("Brady"), and LANCE JUDD ("Judd") with respect to the following facts:

                         R E C I T A L S

          A.   The parties hereto are stockholders of Ventura
Entertainment Group Ltd., a Delaware corporation ("VEG").

          B. The parties hereto wish to provide for the voting of their shares of Common Stock of VEG under certain circumstances.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound, the parties agree as follows:

          1. Voting With Respect to the Election of Directors. With respect to the election of directors of VEG and any other vote or consent of the stockholders of VEG relating to the management of VEG, the parties hereto agree to vote any and all shares of capital stock of VEG that are owned beneficially or of record by them or controlled by them ("Stockholder Shareholders") in accordance with the written directions of Floyd W. Kephart.

          2. Sale or Disposition of Soundview. As to any vote or consent of the stockholders of VEG with respect to the sale or other disposition of all or substantially all the stock or assets of Soundview Media Investments, Inc. ("Soundview") or the liquidation of Soundview or the merger of Soundview with a company other than an affiliate of VEG, the Stockholder Shares shall be voted in accordance with the joint written direction of Messrs. Smith and Brady.

          3. Sale of Stockholder Shares. No stockholder shall be prohibited by the terms of this Agreement from selling any or all of his Stockholder Shares at any time or from time to time, to the public or any other third party.

          4.   Termination of Agreement.

               (1) Sale of 75% of Exchanged Stock. Pursuant to the terms of the Stock Exchange Agreement, executed simultaneously herewith, the Founders acquired stock in VEG equal to thirteen percent (13%) of the common stock ("Exchanged Stock"). In the event the Founders, as a group, own less than 75% of the Exchanged Stock, this agreement shall terminate.

               (2) Termination of Employment Agreements with Smith and Brady. Pursuant to the terms of the Stock Exchange Agreement, Smith, Brady, Soundview and VEG, executed Employment Agreements simultaneously herewith. In the event both of those employment agreements, renewals or extensions thereof, are terminated, this agreement shall terminate.

          5. Notices. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served personally, or by telex, facsimile, messenger or air courier, or deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communications be personally served, or by telex, facsimile, messenger or air courier, service shall be conclusively deemed made at the time of such service. If such notice, demand or other communications be given by mail, it shall be conclusively deemed given five (5) days after the deposit thereof in the United States mail, addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

          To Kephart:    Ventura Entertainment Group Ltd.
                         11466 San Vicente Blvd.
                         Los Angeles, CA  90049

          To Founders:   Soundview Media Investments, Inc.
                         1101 Gulf Breeze Parkway
                         Suite 207
                         Gulf Breeze, FL  32561

          With a
          copy to:       Clark, Partington, Hart, Larry, Bond,
                         Stackhouse & Stone
                         Suite 800, One Pensacola Plaza
                         125 West Romana Street
                         Pensacola, FL  32591-3010
                         Attn:  Robert D. Hart, Jr.

          Any party hereto may change his or her address for the purposes of receiving notices, demands or other communications as herein provided by a written notice given in the manner aforesaid to the other party or parties hereto.

          6. Specific Performance. It is agreed that the rights granted to the parties hereunder are of a special and unique kind and character, and that if there is a breach by any party of any material provision of this Agreement, the other parties would not have any adequate remedy at law. It is expressly agreed, therefore, that this Agreement and the rights of the parties hereunder may be enforced by any action for specific performance and such other equitable relief as is provided for under the laws of the State of Florida.

          7. Ownership of Shares. Each Shareholder represents and warrants to each other Shareholder that he has the full right, power, legal capacity and authority to enter into this Agreement, and that as of the date of this Agreement he owns his Stockholder Shares free and clear of any lien, charge or encumbrance, except as otherwise set forth herein.

          8. Applicable Law and Severability. This document shall, in all respects, be governed by the laws of the State of Florida applicable to Agreements executed and to be wholly performed within the State of Florida. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail but the provision of this document which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

          9. Further Assurances. Each of the parties hereto shall execute and deliver any and all additional notices, papers documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

          10. Attorneys' Fees. In the event any action be instituted by a party to enforce any of the terms or conditions contained herein, the prevailing party in such action shall be entitled to such reasonable attorneys' fees, costs and expenses as may be fixed by the Court.

          11. Modifications or Amendments. No amendment, change or modification of this Agreement shall be valid unless in writing and signed by all of the parties hereto.

          12. Successors and Assigns. Except as otherwise and herein explicitly provided, all of the terms and conditions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

          13. Entire Agreement. This Agreement constitutes the entire understanding and Agreement of the parties with respect to the subject matter of this Agreement, and any and all prior Agreements, understanding or representations are hereby terminated and canceled in their entirety and are of no further force and effect.

          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.



/s/ FLOYD W. KEPHART               /s/ BENNETT S. SMITH
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FLOYD W. KEPHART                   BENNETT S. SMITH



/s/ RICHARD S. INCANDELA           /s/ BRIAN W. BRADY
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RICHARD S. INCANDELA,              BRIAN W. BRADY
Co-trustee of the Richard S.
Incandela Trust dated 9/15/91



/s/ SHARON SUE INCANDELA           /s/ LANCE JUDD
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SHARON SUE INCANDELA,              LANCE JUDD
Co-trustee of the Richard S.
Incandela Trust dated 9/18/91